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Exhibit 10.2

SHAREHOLDERS AGREEMENT

        THIS SHAREHOLDERS AGREEMENT (the "Agreement"), dated as of June 15, 2006, is by and among Petrie Parkman & Co., Inc., a Delaware corporation (the "Company"), and James E. Parkman, Jr. ("Parkman").

RECITALS

        WHEREAS, as of the date hereof, Parkman is the holder of one thousand, one hundred twenty-five (1,125) shares (the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), of the Company;

        WHEREAS, Parkman is entering into that certain Separation and Release Agreement, dated as of the date hereof, by and between the Company and Parkman, providing for, inter alia, the termination of Parkman's employment by the Company (the "Separation Agreement"); and

        WHEREAS, in connection with Separation Agreement, the parties hereto have determined that it is appropriate to enter into this Agreement governing their relationship with one another; and

        NOW THEREFORE, in consideration of the foregoing, of the mutual covenants and obligations set forth in this Agreement and of other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. As used herein the following terms shall have the following respective meanings:

        "Affiliate" of a specified Person means any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person. As used in this definition of Affiliate, the term "control" of a specified Person including, with correlative meanings, the terms "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Arbitrator" has the meaning set forth in Section 5.2(d).

        "Arbitrator's Notice" has the meaning set forth in Section 5.2(b)(ii).

        "Board" means the Board of Directors of the Company.

        "Business" means the investment banking advisory business involving energy-related clients and/or in connection with energy-related transactions.

        "Business Day" means any day other than a Saturday, a Sunday or a holiday on which commercial banks in the State of Colorado are closed.

        "Change of Control" means any merger, sale of shares, tender offer, exchange offer or other business combination transaction involving the Company that results in the holders of the outstanding shares of Common Stock immediately prior to the consummation thereof holding less than fifty percent (50%) of the total number of shares of the outstanding Common Stock (or capital stock of the surviving or resulting entity therefrom or the parent thereof, as applicable) immediately following consummation thereof.

        "Common Stock" has the meaning set forth in the Recitals.

        "Company" has the meaning set forth in the Preamble.

        "Company Exercise Notice" has the meaning set forth in Section 5.2(a).

        "Competitor" means any entity or person that directly or indirectly competes with Company in the Business (or any portion thereof) and/or whose business is or includes the Business (or any portion thereof).

        "Demand Registration" has the meaning set forth in Section 4.1(a).

        "Drag Along Notice" has the meaning set forth in Section 3.2.

        "Equity Change of Control" means any transaction involving the sale by one or more holders of Common Stock of not less than fifty percent (50%) of the outstanding shares of Common Stock.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Issuance" means (i) any securities issued in connection with (x) the acquisition of, or investment in, another business entity or business segment of any such entity by the Company or a subsidiary of the Company (whether by merger, asset purchase, stock purchase or otherwise), (y) any private placement, including, without limitation pursuant Rule 144A of the Securities Act, in anticipation of an IPO or (z) the formation of any joint venture or similar arrangement and (ii) securities issued to new employees of the Company in connection with the hiring of such employees.

        "Filing Range" has the meaning set forth in Section 4.6.

        "Holders" means Parkman and any other Immediate Family member of Parkman or any chartiable organization holding Registrable Securities to whom Parkman's rights under Article 4 hereof have been assigned pursuant to Section 4.9.

        "Immediate Family" means (a) the persons listed in Rule 16a-1(e) promulgated under the Exchange Act, together with (b) any entity in which substantially all beneficial ownership interests are held by persons described in the foregoing clause (a). The term "member" of the Immediate Family includes entities described in clause (b) of this definition.

        "Indemnified Party" has the meaning set forth in Section 4.5(c).

        "Indemnifying Party" has the meaning set forth in Section 4.5(c).

        "IPO" means an initial public offering of the Common Stock of the Company.

        "Parkman" has the meaning set forth in the Preamble.

        "Person" means any legal person, including any natural person, domestic or foreign corporation, limited liability company, general or limited partnership, joint venture, association, joint stock company, business trust, estate, trust, enterprise, unincorporated organization, any government or any agency or political subdivision thereof, and any other legal or commercial entity.

        "Petrie" has the meaning set forth in Section 4.8.

        "Piggyback Registration" has the meaning set forth in Section 4.2(a).

        "Registrable Securities" means the shares of Common Stock held by Parkman; provided, however, that any such securities shall cease to be Registrable Securities (i) when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with the plan of distribution set forth in such registration statement or the registration statement has remained effective for 180 days whether or not such securities have been disposed of, (ii) when such securities have been Transferred by Parkman, other than pursuant to any testamentary transfer, transfer by descent and distribution or transfer for estate planning purposes in which such securities are Transferred to an Immediate Family member of Parkman and Parkman's rights under Section 4 are assigned to the transferee, (iii) when they shall have ceased to be outstanding or (iv) on the date upon which all shares of Common Stock held by Parkman and members of his Immediate Family may be distributed to the public in a single sale pursuant to Rule 144 (or any successor provision) under the Securities Act.

        "Registration Expenses" means all expenses incurred by the Company in complying with Sections 4.1 and 4.2 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, transfer agent's and registrar's expenses, and escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration, but shall not include fees and disbursements of counsel, auditors or other professionals or consultants retained by Parkman.

        "Sales Notice" has the meaning set forth in Section 5.2(a).

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Selling Expenses" means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered pursuant to a Piggyback Registration.

        "Separation Agreement" has the meaning set forth in the Preamble.

        "Shares" has the meaning set forth in the Recitals.

        "Subject Shares" has the meaning set forth in Section 5.2(a).

        "Tag Along Notice" has the meaning set forth in Section 3.1.

        "Transfer" has the meaning set forth in Section 5.1.

2. DESIGNATION OF PARKMAN AS A DIRECTOR.

        2.1   Pre-IPO; Pre-Change of Control. Subject to Section 2.4 below, from and after the date hereof through the earlier of (x) such time that an IPO becomes effective and (y) a Change of Control, Parkman shall have the right to serve on the Board.

        2.2   Post-IPO; Post-Change of Control. Subject to Section 2.4 below, from and after such time that an IPO becomes effective, the Company shall use its commercially reasonable efforts to cause Parkman to be nominated and elected to the Board.

        2.3   Transfer or Assignment of Board Seat. Parkman's rights under Sections 2.1 and 2.2 are personal to Parkman and may not be assigned or Transferred.

        2.4   Termination of Board Seat. Notwithstanding anything to the contrary contained herein, unless this Agreement is earlier terminated in accordance with Section 7, Parkman's rights under Sections 2.1 and 2.2 above shall terminate on the earlier of (i) the first date that the shares of Common Stock held by Parkman constitute less than ten percent (10%) of the fully diluted shares of Common Stock (after giving affect to the exercise of all outstanding options, warrants and similar rights, and the conversion of all outstanding convertible securities (the "10% Threshold"), or (ii) at such time, if any, that Parkman is in violation of Section 5(c)(i) of the Separation Agreement, or would be but for the expiration of the Restricted Period. Parkman hereby agrees to resign from the Board immediately upon the occurrence of either of the foregoing events designated in clauses (i) and (ii) of the immediately preceding sentence.

3. TAG ALONG RIGHTS / DRAG ALONG RIGHTS.

        3.1   Tag Along Rights. In the event that one or more holders of the Common Stock enters into a binding agreement to effect an Equity Change of Control, then the Company shall deliver a written notice to Parkman stating the material terms of such agreement (the "Tag Along Notice"). If the Company delivers the Tag Along Notice, then Parkman shall have the right, at his option, as a condition to the closing of the Equity Change of Control, to require that the prospective purchaser or purchasers in such Equity Change of Control agree to purchase a pro rata amount of Parkman's shares of Common Stock on the same terms and conditions (including at the same per share price and at the same time) as all other sellers of Common Stock participating in such Equity Change of Control by delivering written notice to the Company of Parkman's exercise of such right within ten (10) Business Days of the receipt of the Tag Along Notice. If Parkman so elects to require the prospective purchaser in such transaction to purchase his shares of Common Stock or portion thereof, as applicable, Parkman shall be obligated to (x) execute a purchase agreement and/or conveyance instrument as reasonably required by such prospective purchaser but shall not be required to make any representations and warranties other than customary representations and warranties as to good title, due authorization and enforceability of the purchase agreement and conveyance instrument and non-contravention or violation of law or contracts, and (y) transfer and deliver his shares of Common Stock free and clear of all liens and encumbrances at the same time as the sale by all other sellers of Common Stock participating in such Equity Change of Control.

        3.2   Drag Along Rights. In the event that one or more holders of the Common Stock enters into a binding agreement to effect an Equity Change of Control, the Company may require that Parkman sell a pro rata amount of Parkman's shares of Common Stock on the same terms and conditions (including at the same per share price and at the same time) as all other sellers of Common Stock participating in such Equity Change of Control. The Company may exercise this option by giving written notice (the "Drag Along Notice") of the exercise of such option, to Parkman. If a Drag Along Notice is delivered, Parkman shall be obligated to (x) execute a purchase agreement and/or conveyance instrument as may be reasonably required, but shall not be required to make any representations and warranties other than customary representations and warranties as to good title, due authorization and enforceability of the purchase agreement and conveyance instrument and non-contravention or violation of law or contracts, and (y) transfer and deliver his shares of Common Stock free and clear of all liens and encumbrances at the same time as the sale by all other sellers of Common Stock participating in such Equity Change of Control. Notwithstanding the foregoing, Parkman's obligation to sell his shares of Common Stock under this Section 3.2 shall be conditioned upon the receipt by the Company (at the sole cost and expense of the Company) of an opinion from an independent financial advisor selected and engaged by the Company to the effect that the sale of the shares of Common Stock is fair, from a financial point of view, to the selling stockholders of the Company.

        3.3   Transfer or Assignment of Tag Along and Drag Along Rights. Parkman's rights under Sections 3.1 may be assigned, in whole or in part, in connection with any Transfer of Parkman's shares of Common Stock (other than any Transfers of shares effected on a national securities exchange, in which case such rights may not be assigned). In the event of any Transfer by Parkman of all or any portion of such shares of Common Stock, such shares Transferred shall remain subject to Section 3.2 following any such Transfer (other than any Transfers of shares effected on a national securities exchange, to which the provisions of Section 3.2 shall no longer apply from and after the time of such Transfer).

4. REGISTRATION RIGHTS.

        4.1   Demand Registrations.

          (a)   Notice of Registration. At any time after one (1) year after the effective date of the Company's IPO, if any, Parkman may, by written notice, request that the Company register under the Securities Act all or any part of the Registrable Securities then held by Parkman or other Holders, provided that, if the securities requested to be registered constitute less than all of the outstanding Registrable Securities at such time, such securities shall have an estimated aggregate offering price, net of underwriting discounts and expenses, equal to or exceeding $25 million (a "Demand Registration"). As soon as practicable following receipt by the Company of such written request, the Company shall use its commercially reasonable efforts to effect such registration (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request. Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect any such registration pursuant to this Section 4.1:

            (i)    In any particular jurisdiction in which the Company would be required to qualify as a foreign corporation, subject itself to taxation in that jurisdiction or execute a general consent to service of process in effecting such registration unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

            (ii)   During the period starting with the date ninety (90) days prior to the Company's estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, a registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective;

            (iii)  At any time within one hundred eighty (180) days following the delivery by Parkman of a previous request for a Demand Registration;

            (iv)  After the Company has effected two Demand Registrations pursuant to this Section 4.1 and such registrations have been declared or ordered effective; or

            (v)   If either (x) the Company shall furnish to the Holders whose Shares are to be included in such registration a certificate signed by the Chairman of the Board or the Chief Executive Officer stating that in the good faith judgment of the Board (i) that a postponement or withdrawal is necessary in order to avoid premature disclosure of a matter that the Board has determined would not be in the best interests of the Company to be disclosed at such time or (ii) that the filing of a registration statement would have a material adverse effect on the Company or its stockholders, as the case may be, or (y) the Company would be required to prepare audited financial statements as of a date other than its fiscal year end, then the Company's obligation to use its commercially reasonable efforts to register under this Section 4.1 shall be deferred for a period not to exceed ninety (90) days from the date of receipt of written request from Parkman; provided, however, that the Company shall not exercise such right more than once in any twelve-month period and provided, further, however, that in any of the events described above, such Holders shall be entitled to withdraw such request and, if such request is withdrawn by all such Holders, such Demand Registration shall not count as one of the permitted Demand Registrations. The Company shall provide written notice to the Holders whose Shares are to be included in such registration of (x) any postponement or withdrawal of the filing or effectiveness of a registration statement pursuant to this Section 4.1, (y) the Company's decision to file or seek effectiveness of such registration statement following such withdrawal or postponement and (z) the effectiveness of such registration statement. If the Company shall withdraw a Demand Registration pursuant to this Section 4.1(a)(vi), the Holders shall be entitled to a replacement Demand Registration.

    Subject to the foregoing clauses (i) through (vi), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, after receipt of a valid request for a Demand Registration under this Section 4.1.

          (b)   Underwriting. The right of the Holders to registration pursuant to this Section 4.1 shall be conditioned upon the participation of the Holders whose Shares are to be included in such registration in the underwriting arrangements required by this Section 4.1, and the inclusion of the Registrable Securities held by such Holders in the underwriting to the extent provided herein.

          (c)   Procedures. The Company and the Holders whose Shares are to be included in such registration shall enter into an underwriting agreement in customary form with an underwriter or underwriters of recognized national standing selected for such underwriting by the Company and reasonably acceptable to Parkman. Subject to the following sentence, the Company may include in any Demand Registration any securities to be issued by the Company or held by any other holders of the Company's securities. Notwithstanding any other provision of this Section 4.1, if the managing underwriter advises the Company in writing that, in its opinion, marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the Registrable Securities and other securities to be distributed through such underwriting. The Company shall so advise all Persons distributing their securities through such underwriting of such limitation and the number of shares of Registrable Securities and other securities that may be included in the registration (and underwriting if any) shall be allocated (i) first, to Parkman and the Holders whose Shares are to be included in such registration in respect of Registrable Securities covered by the request for Demand Registration; (ii) second, to the securities the Company proposes to sell in such registration and (iii) third, securities requested to be included in such registration by Persons, if any, whose rights to piggyback registration provide that they are subordinate to the rights of the Holders. If the Holders whose Shares are to be included in such registration disapprove of the terms of the underwriting, the Holders shall provide written notice of such disapproval to the Company and the managing underwriter. Upon the receipt of such notice, the Holders shall be withdrawn from the underwriting; provided, that the registration shall still be deemed to be a Demand Registration, unless the Holders pay the Registration Expenses associated with such withdrawn registration.

          (d)   Registration Statement Form. The Company shall use its commercially reasonable efforts to register any registrations under this Section 4.1 under the Securities Act on Form S-3 or any successor thereto or on such appropriate registration form of the SEC (i) as shall be selected by the Company and, as shall be reasonably acceptable to Parkman and (ii) as shall permit the disposition of such Registrable Securities in accordance with the intended method or methods of disposition specified in Parkman's request for such registration. Notwithstanding the foregoing, if the managing underwriters, if any, shall advise the Company in writing that in their opinion the use of another permitted form (other than Form S-3 or any successor thereto) is of material importance to the success of the offering, then such registration shall be on such other permitted form.

          (e)   Effective Registration Statement. A Demand Registration pursuant to this Section 4.1 shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective, provided that a registration which does not become effective after the Company has filed a registration statement with respect thereto solely by reason of the Holders' refusal to proceed shall be deemed to have been effected by the Company at the request of the Holders, (ii) if, after it has become effective, such registration becomes subject to any stop order, injunction or other order or requirement of the SEC or other governmental agency or court other than by reason of some act or omission by Parkman, unless such stop-order, injunction or other order or requirement is vacated or otherwise removed, or (iii) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied, other than by reason of some act or omission by the Holders whose Shares are to be included in such registration.

          (f)    Effective Period of Demand Registrations. After any registration statement filed pursuant to a Demand Registration has become effective, the Company shall use its commercially reasonable efforts to keep such registration statement effective for a period equal to 180 days from the date on which the SEC declares such registration statement effective (or if such registration statement is not effective during any period within such 180 days, such 180-day period shall be extended by the number of days during such period when such registration statement is not effective), or such shorter period which shall terminate when all of the Registrable Securities covered by such registration statement have been sold pursuant to such registration statement, provided, however, that (i) such 180-day period shall be extended for a period of time equal to the period the Holders whose Shares are to be included in such registration refrain from selling any securities included in such registration at the request of an underwriter of the Registrable Securities; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 180-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, however in no event longer than one year from the effective date of the registration statement and provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (I) includes any prospectus required by Section 10(a)(3) of the Securities Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

          (g)   Limitation on Demand Registrations. Notwithstanding anything to the contrary contained in this Section 4.1, the Company may limit the amount of Registrable Securities of Parkman or other Holders included in any registration statement filed pursuant to a Demand Registration to the extent it believes in good faith that such a limitation is in the best interest of the Company; provided, that in no event shall such amount of Registrable Securities included in such registration statement be reduced below the greater of (x) an amount of Registrable Securities having a value equal to $25 million or (y) an amount of Registrable Securities that (assuming the disposition of the such Registrable Securities to be included in such registration statement) would cause the aggregate amount of Registrable Securities held by Parkman and all other Holders to be less than 10% of the total outstanding shares of Common Stock or such greater percentage as the Company may determine, based on advice of counsel, does not cause Parkman to be an affiliate (as defined under Rule 144(a)(1) of the Securities Act) of the Company.

        4.2   Piggyback Registration.

          (a)   Notice of Registration. If, at any time or from time to time, the Company shall determine to register (a "Piggyback Registration") any of its common equity securities, either for its own account or the account of a security holder or holders, other than (x) a registration relating solely to employee benefit plans or (y) a registration relating solely to a Rule 145 transaction, the Company will:

            (i)    promptly give Parkman written notice thereof; and

            (ii)   subject to Section 4.1(b), include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all of the Registrable Securities specified in a written request or requests, made within ten (10) days after receipt of such written notice from the Company, by the Holders.

          (b)   Underwriting. If the registration for which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise Parkman as a part of the written notice given pursuant to Section 4.2(a)(i). In such event the right of the Holders to registration pursuant to this Section 4.2 shall be conditioned upon the participation by the Holders whose Shares are to be included in such registration in such underwriting and the inclusion of the Registrable Securities in the underwriting to the extent provided herein. The Holders whose Shares are to be included in such registration shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form (including an appropriate lock-up) with the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 4.2, if the Company undertakes a public offering for its own account and the managing underwriter advises the Company in writing that, in its opinion, the number of securities to be included in such registration exceeds the number which can be sold in such offering and/or that the number of shares of Registrable Securities proposed to be included in any such registration would adversely affect the price per share of the equity securities to be sold in such offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, among any security holders having registration rights senior to the rights of the Holders, (iii) third, the Registrable Securities and (except with respect to securities described in clause (iv) below) other securities requested to be included in such registration pro rata among the Holders whose Shares are to be included in such registration and the holders of such securities on the basis of the number of shares requested to be registered by such holders or as such holders may otherwise agree and (iv) fourth, securities requested to be included in such registration by Persons, if any, whose rights to piggyback registration provide that they are subordinate to the rights of the Holders. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.

Notwithstanding the other provision, of this Section 4.2, if a Piggyback Registration is an underwritten secondary registration on behalf of a holder of the Company's securities other than Registrable Securities, and the managing underwriter advises the Company in writing that in its opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering and/or that the number of shares of Registrable Securities proposed to be included in any such registration would adversely affect the price per share of the Company's equity securities to be sold in such offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, among any security holders having registration rights senior to the rights of the Holders, (iii) third, the Registrable Securities and (except with respect to securities described in clause (iv) below) other securities requested to be included in such registration pro rata among the Holders whose Shares are to be included in such registration and the holders of such securities on the basis of the number of shares requested to be registered by such holders or as such holders may otherwise agree and (iv) fourth, securities requested to be included in such registration by Persons, if any, whose rights to piggyback registration provide that they are subordinate to the rights of the Holders.

No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.

If the Holders whose Shares are to be included in such registration disapprove of the terms of any such underwriting prior to the effectiveness of such registration, the Holders may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to ninety (90) days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

          (c)   Right to Terminate Registration. The Company shall have the right at any time in its sole discretion to postpone, terminate or withdraw any registration initiated by it under this Section 4.2 prior to the effectiveness of such registration whether or not Parkman has elected to include securities in such registration.

          (d)   Delay of Registration. Parkman shall not have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of Section 4.1 or Section 4.2.

        4.3   Expenses of Registration.

          (a)   The Company shall bear all Registration Expenses in connection with all registrations pursuant to Sections 4.1 and Section 4.2 hereof exclusive of any Selling Expenses. All Selling Expenses relating to securities registered on behalf of any Holder shall be borne by such Holder. In addition, each Holder shall bear its own expenses incurred in connection with exercising its rights hereunder. The Company shall pay its internal expenses, the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are to be listed.

          (b)   The obligation of the Company to bear the Registration Expenses shall apply irrespective of whether a registration, once properly demanded, if applicable, becomes effective, is withdrawn or suspended, is converted to another form of registration and irrespective of when any of the foregoing shall occur; provided, however, that Registration Expenses in respect of any supplements or amendments to a registration statement or prospectus resulting from a misstatement furnished to the Company by any Holder shall be borne by such Holder.

        4.4   Registration Procedures. Whenever Registrable Securities are to be registered pursuant hereto, the Company will use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended methods of disposition thereof, and pursuant thereto the Company shall:

          (a)   Prepare and file with the SEC a registration statement with respect to such securities and use commercially reasonable efforts to cause such registration statement to become and remain effective for 180 days or less if the distribution described in the registration statement has been completed;

          (b)   Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

          (c)   Furnish to each Holder requesting such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as may be reasonably requested in order to facilitate the public offering of such securities;

          (d)   Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the underwriters, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller and underwriter to consummate the disposition in such jurisdictions of the Registrable Securities (provided, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

          (e)   In the case of an underwritten offering, enter into an underwriting agreement provided such underwriting agreement contains reasonable and customary provisions;

          (f)    Notify each Holders whose Shares are to be included in such registration at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, at the request of any such Holder, the Company promptly shall prepare and furnish to such Holders and each underwriter, if any, a reasonable number of copies of such supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

          (g)   Use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which securities of the same class issued by the Company are then listed; and

          (h)   Provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement.

If requested by the Company, each Holder requesting such registration shall furnish to the Company any other information regarding such Holder and the distribution of such securities as the Company may from time to time reasonably request in writing and as shall be required in connection with any registration referred to in this Agreement.

Each Holder requesting such registration agrees by having such Holder's Registrable Securities treated as Registrable Securities that, upon notice from the Company of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to such registration statement until such Holder is advised in writing by the Company that the use of the prospectus may be resumed and is furnished with a supplemented or amended prospectus as contemplated by Section 4.4(f) hereof, and, if so directed by the Company, such Holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. If the Company shall give any notice to suspend the disposition of Registrable Securities pursuant to a prospectus, the Company shall extend the period of time during which the Company is required to maintain the registration statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such notice to and including the date the Holders whose Shares are to be included in such registration either are advised by the Company that the use of the prospectus may be resumed or receives the copies of the supplemented or amended prospectus contemplated by Section 4.4(f).

        4.5   Indemnification.

          (a)   To the extent permitted by law, the Company will indemnify each Holder with respect to which registration has been effected pursuant to this Agreement, and each underwriter, if any, and each Person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, and the Company will reimburse each such Holder, each such underwriter and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with information furnished to the Company by such Holder or a controlling Person specifically for use therein, or the failure of such Holder to deliver a prospectus that was delivered to such Holder prior to a sale or sales by such Holder.

          (b)   To the extent permitted by law, each Holder requesting registration hereunder will, if Registrable Securities held by such Holder are included in the securities as to which such registration is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each Person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such directors, officers, underwriters or control Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with information furnished to the Company by such Holder specifically for use therein.

          (c)   Each party entitled to indemnification under this Section 4.5 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.5 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses but shall bear the expense of such defense nevertheless, except that the Company shall not be obligated to bear the expense of more than one counsel for the Holders. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

          (d)   If the foregoing indemnification is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, claim, damage, liability or action referred to therein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party hereunder, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or actions in such proportion as appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or actions as well as any other relevant equitable considerations, including the failure to give any notice under paragraph (c). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (e)   Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

        4.6   Registration in Connection with an IPO. In the event the Company plans to effect an IPO, Parkman may request to include shares of Common Stock owned by Parkman in such IPO subject to the terms and conditions of this Section 4.6. The Company shall notify Parkman in writing of its intention to effect an IPO reasonably in advance of the effectiveness of its registration statement. If Parkman desires to register and sell any of his shares of Common Stock in connection with such IPO, he shall provide written notice of such desire to the Company within seven days following receipt of such written notice from the Company. Thereafter, the Company shall provide Parkman with written notice of (x) the filing price range (the "Filing Range") for the shares of Common Stock as promptly as practicable following the establishment of such range and (y) the expected pricing date of the IPO. In the event that Parkman desires to sell shares of Common Stock in the IPO, Parkman shall provide written notice of his desire (such notice to state the number of shares Parkman desires to register and sell) no later than three Business Days following his receipt of the written notice from the Company referred to in the immediately preceding sentence. Such notice by Parkman shall be a binding commitment by Parkman to sell such shares of Common Stock provided that the IPO price is at least within the Filing Range for the Common Stock set forth in the registration statement. Following its receipt of such binding notice from Parkman, the Company shall use its commercially reasonable efforts to cause the underwriters for such IPO to register ands sell such number of shares of Common Stock held by Parkman having a value, based on the mid-point of the Filing Range, of up to $25,000,000. Any registration of shares of Common Stock held by Parkman pursuant to this Section 4.6 shall be subject to the restrictions and other provisions of Sections 4.2, 4.3, 4.4 and 4.5 hereof, as applicable.

        4.7   Cooperation in Connection with an IPO. At the reasonable request of the Company from time to time (and at the Company's sole cost and expense), Parkman shall cooperate with the Company and its agents and advisors in connection with the Company's efforts to effect an IPO, including, without limitation, in connection with the Company's conversion from an S corporation to a C corporation. The foregoing shall include, without limitation, the obligation of Parkman to make any and all filings with any governmental authority, including, without limitation, the SEC and the Internal Revenue Service, as may be necessary or appropriate in connection with the Company's effort to effect the IPO. Parkman shall not take any action that would impair or otherwise adversely affect the Company's ability to effect an IPO.

        4.8   Certain Rights Relating to Registration Rights. In the event that the Company grants registration rights to Thomas A. Petrie ("Petrie") in respect of shares of Common Stock held by Petrie and the terms of such rights are more favorable to Petrie than the terms of the registration rights provided to Parkman hereunder, the Company agrees to promptly amend this Agreement to provide Parkman with registration rights that are no less favorable than the terms of the registration rights granted to Petrie; provided, however that any provisions relating to numbers of shares or dollar amounts of securities shall be amended to provide Parkman with such rights on a proportionate basis in relation to the number of shares owned by Parkman relative to the number of shares owned by Petrie.

        4.9   Transfer or Assignment of Registration Rights. The rights granted to Parkman under this Section 4 may not be assigned or Transferred, other than in connection with a Transfer by Parkman of shares of Common Stock pursuant to any (a) testamentary transfer, transfer by descent and distribution or transfer for estate planning purposes in which such shares are Transferred to an Immediate Family member of Parkman or (b) charitable donation. The Company's obligations under this Article 4 to register Registrable Securities held by any Holder (other than Parkman) shall be conditioned upon receipt by the Company from any such Holder requesting registration of an written assumption of the obligations under this Agreement in a form reasonably acceptable to the Company and duly executed by such Holder.

        4.10 Termination of Registration Rights. The rights of the Holders to request inclusion in any registration and the obligations of the Company to register Registrable Securities hereunder shall terminate on the fifth (5th) anniversary of the closing of IPO, if any.

5. TRANSFER OF INTERESTS.

        5.1   Transfers to Competitors Prohibited. Except as set forth in the following sentence, Parkman hereby agrees that he shall not sell, transfer, assign, convey, or otherwise dispose of (a "Transfer") all or any his shares of Common Stock to a Competitor. The foregoing restriction does not apply, however, to any Transfer in which Parkman has no ability to influence the identity of the purchaser of such shares, including, without limitation, any Transfer pursuant to the IPO or Rule 144 (other than sales pursuant to Rule 144(k) that are not made in the manner set forth in paragraph (f) of Rule 144). The parties acknowledge and agree that the provisions of this Section 5.1 shall not be deemed to be violated by Parkman's continuing to hold such shares while he is engaged in competition with the Company in any manner that is not in violation of Section 5(c)(i) of the Separation Agreement, or his Transfer of any such shares to a member of his Immediate Family at any such time.

        5.2   Right of First Refusal for Sales of Common Stock.

          (a)   In the event that Parkman at any time desires to Transfer all or a portion of shares of Common Stock (other than any Transfer in which Parkman has no ability to influence the identity of the purchaser of such shares, including, without limitation, the IPO or any Transfer pursuant to Rule 144 (other than sales pursuant to Rule 144(k) that are not made in the manner set forth in paragraph (f) of Rule 144), to which this Section 5.2 shall not apply) pursuant to a bona fide offer from another Person, Parkman shall promptly give written notice thereof (the "Sales Notice") to the Company unless the Board of Directors shall have waived Parkman's obligation to comply with this Section 5.2(a). The Sales Notice shall set forth all relevant information with respect to the proposed Transfer, including the name and address of the prospective acquirer, the purchase price (and any related information that is required by Section 5.2(b)), the number of shares of Common Stock that are the subject of the Transfer (the "Subject Shares"), the other terms and conditions of the proposed Transfer, and in such notice shall offer to Transfer the Subject Shares to the Company on the terms and at the price set forth in the Sales Notice, which offer shall be irrevocable for a period of thirty (30) days after the date of receipt of the notice by the Company except as otherwise provided in Section 5.2(b)(ii). The Company shall have the preferential right to acquire all but not less than all of such Subject Shares for the same purchase price and on the same terms and conditions, as are set forth in the Sales Notice, except as provided otherwise in this Section 5.2. The Company shall have thirty (30) days following receipt of the Sales Notice in which to notify Parkman in writing whether it desires to exercise its preferential right; provided, however, that, if the Company disputes Parkman's estimate of the fair market value of any non-cash consideration, then the applicable deadline for delivering such notice shall be as otherwise provided in Section 5.2(b)(ii). If the Company delivers a written notice to purchase (a "Company Exercise Notice") and there is a dispute that is mutually resolved or resolved by arbitration, the Company, in order to exercise its preferential rights, must deliver a new Company Exercise Notice to Parkman. A Company Exercise Notice can be delivered by the Company after resolution of such a dispute or the delivery of an Arbitrator's Notice even if it did not deliver one previously.

          (b)   If any portion of the purchase price, as disclosed in the Sales Notice, is to be paid in a form other than cash, the following procedures shall be applicable:

            (i)    If any portion of the purchase price is to be represented by a promissory note (which term shall include any form of deferred payment obligation), the Sales Notice shall set forth the terms of such promissory note. With respect to such portion of the purchase price, the Company shall have the option, in its sole discretion (to be elected in its Company Exercise Notice), either (x) to deliver an equivalent promissory note, or (y) to pay in cash the principal amount of such promissory note; and

            (ii)   If any portion of the purchase price is to be payable in a form other than cash or a promissory note, the Sales Notice shall set forth Parkman's best estimate of the fair market value thereof. If the Company disagrees with such estimate, the Company shall notify Parkman of its disagreement. If Parkman and the Board of Directors on behalf of the Company resolve the dispute, the Company shall have fifteen (15) days from the date of such resolution to exercise its preferential right to purchase. If such disagreement is not resolved within twenty (20) days following delivery of the Sales Notice, the Company, by notice to Parkman, may require the determination of fair market value to be made by the Arbitrator following the procedures and provisions of Section 5.2(d). Parkman shall promptly give written notice to the Company of the Arbitrator's decision and the value of the non-cash consideration (the "Arbitrator's Notice") and the Company shall have fifteen (15) days after delivery of the Arbitrator's Notice to exercise its preferential right to purchase. With respect to such portion of the purchase price, the Company shall have the option, in its sole discretion (to be elected in its Company Exercise Notice), either (x) to make payment of such portion of the price in the same form as is specified in the Sales Notice, or (y) to pay in cash the fair market value of such portion of the price, as so stated in the Sales Notice, or if disputed, as so determined by agreement or arbitration.

          (c)   If the preferential right is exercised in accordance with this Section 5.2, the closing of the purchase shall occur at the principal place of business of the Company no later than the fortieth (40th) day after the expiration of the preferential right period on such date as Parkman shall agree with the Company or on such later date as otherwise agreed upon by Parkman and the Company. At the closing under this Section 5.2, (x) Parkman shall execute and deliver to the Company, (I) an assignment or other instrument of conveyance, including the certificate(s) representing all of the Subject Shares, with duly executed stock powers, in form and substance reasonably acceptable to the Company, free and clear of all liens and encumbrances of any nature whatsoever other than the provisions of this Agreement and (II) any other instruments reasonably requested to give effect to the purchase; and (y) the Company shall deliver to Parkman the purchase price specified in the Sales Notice, which shall consist of cash or other immediately available funds in respect of the portion to be paid in cash, and the promissory notes, and/or other consideration set forth in the Sales Notice.

          (d)   Any arbitration conducted pursuant to Section 5.2(b) shall be heard by a sole arbitrator (the "Arbitrator") with expertise in the valuation of interests similar to the interest required to be valued hereunder, selected in accordance with this Section 5.2. Each party and each proposed Arbitrator shall disclose to the other parties any business, familial or other relationship or affiliation that may exist between a disputing party and such proposed Arbitrator; and any disputing party may disapprove of such proposed Arbitrator on the basis of such relationship or affiliation. A party that requests arbitration under Section 5.2(b) shall designate a proposed Arbitrator. If the Company or Parkman objects to such proposed Arbitrator, it or he may, on or before the tenth (10th) day following delivery of the request for arbitration naming the proposed Arbitrator, notify the other in writing of such objection and the Company and Parkman shall attempt to agree upon a mutually acceptable Arbitrator. If they are unable to do so within twenty

  (20) days following delivery of the notice described in the immediately preceding sentence, either the Company or Parkman may petition the American Arbitration Association to designate the Arbitrator and direct that the American Arbitration Association designate an Arbitrator with expertise in the valuation of interests similar to the interest required to be valued hereunder within thirty (30) days. If the Arbitrator so chosen shall die, resign or otherwise fail or becomes unable to serve as Arbitrator, a replacement Arbitrator shall be chosen in accordance with this Section 5.2. The Arbitrator shall permit discovery to the extent it believes, in its discretion, that discovery is necessary. At the hearing, the Company and Parkman shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence and testimony shall not be required but the Arbitrator shall consider any evidence and testimony that it determines to be relevant and in accordance with procedures that it determines to be appropriate. The Arbitrator shall expeditiously (and, if possible, within sixty (60) days after the Arbitrator's selection) hear and decide all matters concerning the valuation issue. Any arbitration hearing shall be held in New York, New York. The arbitration shall be conducted in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association (excluding rules governing the payment of arbitration, administrative or other fees or expenses to the Arbitrator or such Association), to the extent that such Rules do not conflict with the terms of this Agreement. The decision of the Arbitrator shall be rendered in writing, shall be binding upon the parties and may be enforced in any court of competent jurisdiction. The responsibility for paying the costs and expenses of the arbitration, including compensation to the Arbitrator and any experts retained by the Arbitrator, shall be allocated between the Company and Parkman in a manner determined by the Arbitrator to be fair and reasonable under the circumstances. Each of the parties to the arbitration shall be responsible for its own fees and expenses in connection with the arbitration.

          (e)   If the Company does not exercise its preferential right under Section 5.2(a), Parkman shall have the right, subject to compliance with the provisions of this Section 5.2, to Transfer all of the Subject Shares to the prospective acquirer named in the Sales Notice on terms and conditions that are no more favorable to the prospective acquirer than the terms and conditions specified in the Sales Notice for a period of thirty (30) days after the expiration of the preferential right period. If, however, Parkman fails so to complete such Transfer of the Subject Shares within such thirty (30) day period, any proposed Transfer shall again become subject to the preferential right set forth in this Section 5.2.

        5.3   Pre-IPO Transfers. Without the Company's prior written consent (which consent shall not be unreasonably withheld), Parkman shall not Transfer any shares of Common Stock between the period (not to exceed 270 days) beginning on the date that the Company files a registration statement with the SEC for the purpose of effecting an IPO and the earlier of (x) such time that the underwriters of the IPO determine the price at which the shares of Common Stock will be sold in the IPO and (y) such time, if any, that the Company withdraws such registration statement. In the event that the Company withdraws such registration statement, (i) the Company shall provide written notice thereof as promptly as practicable to Parkman and (ii) the restrictions on Transfer set forth in the first sentence of this Section 5.3 shall apply in the case of any subsequent registration statement filed with the SEC for the purpose of effecting an IPO.

        5.4   Other Transfers in Connection with an IPO. Subject to Section 5.5 below, in connection with an IPO in which Parkman seeks to exercise his rights under Section 4.6 above and Parkman desires to sell shares of his Common Stock in an amount in excess of the amount set forth in Section 4.6, Parkman shall provide written notice thereof to the Company at such time as Parkman requests inclusion of Shares in such IPO under Section 4.6. Following receipt of such written notice, the Company shall use commercially reasonable efforts for a reasonable period of time following such written notice to facilitate one or more private sales of shares of Common Stock held by Parkman in an aggregate amount of up to $25,000,000.

        5.5   Lock-Up Agreement. In the event of an IPO, Parkman agrees not Transfer any shares of Common Stock for such period of time as is required by the underwriters in the IPO; provided that (i) officers and directors of the Company, including Petrie, are similarly restricted from Transferring any shares of Common Stock and (ii) such period of time shall not, in any event, exceed one hundred eighty (180) days.

        5.6   Pledges. Parkman shall not pledge, mortgage, encumber or hypothecate all or any portion of the Shares without the consent of the Company, which consent maybe withheld in its sole discretion.

        5.7   Transfers in Violation of this Agreement. Any attempted Transfer in violation of this Section 5 shall be null and void and of no force or effect whatsoever.

6. ANTI-DILUTION.

        6.1   Anti-Dilution. From and after the date hereof until the earlier of (x) IPO or (y) a Change of Control, the Company shall not, in any given calendar year, issue additional shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, other than Excluded Issuances, if the result of such issuance would cause the number of shares of capital stock of the Company (on a fully diluted basis) to exceed the Applicable Percentage (as defined below) of the number of shares of capital stock of the Company (on a fully diluted basis) at the beginning of such calendar year. In respect of any such issuance by the Company, the foregoing calculation shall be made by comparing (x) the number of shares of capital stock of the Company (on a fully diluted basis) as of January 1 of the calendar year in question (including, for purposes of this clause (x), any Excluded Issuances made prior to January 1 of such calendar year) to (y) the number of shares of capital stock of the Company (on a fully diluted basis) on the date of the issuance in question, but excluding from such amount in clause (y), any Excluded Issuances occurring since January 1 of such calendar year in question. For the avoidance of doubt, the restrictions on the Company's ability to issue shares of Common Stock pursuant to this Section 6.1 shall not apply to the issuance of Common Stock in an IPO. "Applicable Percentage" means (x) 110% in respect of calendar year 2006 and (y) 105% in respect of any calendar year 2007 and any calendar year thereafter.

7. REPRESENTATIONS OF PARKMAN. Parkman owns of record and beneficially the Shares free and clear of any encumbrances or liens. Parkman has not granted any Person any right or has entered into (i) any agreement or understanding (whether by option, warrant, call, commitment, conversion, plan or otherwise), fixed or contingent, with respect to the acquisition, purchase, sale, transfer, assignment or creation of any interest in the Shares or (ii) any agreement, voting trust, proxy or other arrangement, instrument or understanding relating to the voting of any of the Shares.

8. MISCELLANEOUS.

        8.1   Entire Agreement. This Agreement together with the documents expressly referred to herein and the Separation Agreement, each as amended or supplemented, constitutes the entire agreement among the parties with respect to the subject matter herein or therein and supersedes any prior agreement or understanding among the parties hereto.

        8.2   Choice of Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

        8.3   Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and permitted assigns.

        8.4   Legend on Stock Certificates. Each certificate representing shares of Common Stock owned by Parkman shall conspicuously bear the following legend until such time as the shares represented thereby are no longer subject to the provisions hereof:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT, DATED AS OF MAY    , 2006, AS THE SAME MAY BE AMENDED, BY AND BETWEEN PETRIE PARKMAN & CO., INC. AND JAMES E. PARKMAN, JR. COPIES MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO PETRIE PARKMAN & CO., INC.

Simultaneous with the execution of this Agreement, Parkman has surrendered his certificates representing Common Stock and the Company has issued, in exchange therefore, replacement certificates containing the foregoing legend. The Company covenants that it shall keep a copy of this Agreement on file at the address listed in Section 8.8 for the purpose of furnishing copies to the holders of record of shares of Common Stock.

        8.5   Amendments; Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties of a breach of or a default under any of the provisions of this Agreement shall not be construed as a waiver of any other breach or default. Any failure or delay to exercise any right or privilege under this Agreement, shall not be construed as a waiver thereof or otherwise affect any of such provisions, rights or privileges under this Agreement.

        8.6   Specific Performance. Each of the parties acknowledges and agrees that a breach of this Agreement by the other may cause irreparable damage to such party and that such party might not have an adequate remedy at law for such damage. Therefore, the obligations of each party under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that any party may have under this Agreement or otherwise.

        8.7   Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend or otherwise affect the scope or intent of this Agreement or any provision hereof.

        8.8   Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, or the application of such provision in jurisdictions or to persons or circumstances other than those to which it is held invalid, illegal or unenforceable shall not be affected thereby.

        8.9   Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by fax or telegram, as follows:

    If to the Company,

    Petrie Parkman & Co., Inc.
    475 17th Street
    Suite 1100
    Denver, CO 80202
    Attention: Chairman of the Board of Directors
    Facsimile:

    If to Parkman:

    James E. Parkman, Jr.
    c/o Roy Bertolatus
    Andrews Kurth LLP
    600 Travis Street, Suite 4200
    Houston, Texas 77002
    Facsimile: 713 220-4285

or, in each case, at such other address as may be specified in writing to the other Parties.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received, if by personal delivery, certified or registered mail or next-day or overnight mail or delivery, on the day delivered or, if by fax or telegram, on the next Business Day following the day on which such fax or telegram was sent, provided that a copy is also sent by certified or registered mail.

        8.10 Consent to Jurisdiction. Without limiting the other provisions of this Section 8.10, except as provided in Section 5.2, the parties agree that any legal proceeding by or against any party or with respect to or arising out of this Agreement shall be brought in the Court of Chancery of the State of Delaware. By execution and delivery of this Agreement, each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law. The parties hereby waive any right to stay or dismiss any action or proceeding under or in connection with This Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party is entitled pursuant to any final judgment of any court having jurisdiction.

        8.11 Counterparts. This Agreement may be executed and delivered (including via facsimile) in any number of counterparts, each of which shall, for all purposes, be deemed an original and all of which shall together constitute but one and the same instrument.

[The remainder of the page has been intentionally left blank.]

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first written above.

PETRIE PARKMAN & CO., INC.
By:	/s/ THOMAS A. PETRIE Name: Thomas A. Petrie Title: Chairman and CEO
JAMES E. PARKMAN, JR.
/s/ JAMES E. PARKMAN, JR. James E. Parkman, Jr.

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SHAREHOLDERS AGREEMENT